Rule 424(b)(3)
File No. 333-110373

PROSPECTUS

CANEUM, INC.

3,305,000 Shares of Common Stock

     We are registering a total of 3,305,000 shares of our common stock all of which are being offered by selling shareholders. This is our initial public offering. The selling shareholders will sell at a price of $0.75 per share until our shares are quoted on the Pink Sheets or on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the Pink Sheets or the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 28, 2004

     This prospectus is accompanied by our annual report on Form 10-KSB for the fiscal year ended December 31, 2003.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

The Company

     Caneum, Inc. was incorporated under the laws of the State of Nevada on March 1, 2000, under the name “Saiph Corporation.” On March 5, 2003, we changed the name of the Company to “SaiphT Corporation” and on July 21, 2003, we amended the articles of incorporation to change the name to “Caneum, Inc.”

     We are a development stage company which commenced operations in December 2002, but did not generate revenues until first quarter of 2003. Since inception we have had significant operating and net losses and no net income to date. For the year ended December 31, 2003 we generated net losses of ($345,316). We provide consulting services for clients in the areas of business planning and strategy, outsourcing planning and strategy, and outsource project management, coordination and quality assurance. We typically subcontract the majority of the outsourcing project work to third parties who perform the outsource work in accordance to the project parameters defined and developed in consultation with our clients. Typical outsourced services include data entry, data collection, data gathering, software development, web design and development, and similar technology needs which are performed in-house or locally, but could be outsourced for less to third party providers contracted by us. Finally, we are actively engaged in seeking acquisition targets which would either complement the business process services we provide or would provide new markets for us. We have not yet found potential acquisition targets to proceed beyond preliminary negotiations and due diligence, and we do not have any binding agreements with any of these companies.

     Our principal executive offices are located at 170 Newport Center Drive, Suite 220, Newport Beach, CA 92660. Our telephone number is (949) 273-4000. Our Internet address is www.caneum.com. The information on our Internet website is not incorporated by reference in this prospectus.

The Offering

     This offering relates to the offer and sale of 3,305,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

     The shares offered by the selling stockholders are already issued and outstanding and the resale of these shares by the selling shareholders will not affect the total number of outstanding shares. As of the date of this prospectus, we had 4,010,000 shares outstanding.

RISK FACTORS

Risks Related to Our Business

     As a startup venture, we have engaged in a significant number of transactions with related parties which may not be deemed to have been at arm’s length. As a new company, we have business relationships with some of our shareholders and prior officers and directors, to wit: we rent space from, and pay for office and consulting services on a month to month basis to, Cygni Capital, LLC, which is managed by Eric Chess Bronk, a previous president of our company and a current shareholder. Jason Daggett, one of our directors, and Carl Suter, a shareholder, are members of Cygni Capital, LLC. Mr. Bronk is also a Director of Rigel Funds Management, Ltd., formerly Mezzanine Fund Management, Ltd., which is a shareholder of our Company. These transactions may not be on terms as beneficial as could be obtained from unrelated parties. In addition, the related parties may have interests that differ from those of other investors.

     Purchasing our shares is risky because we have no significant operating history upon which to evaluate the offering and have experienced losses from operations since commencing our current business.

We were founded on March 1, 2000, and had no business operations until we began our current business of information technology consulting services in December 2002. For the year ended December 31, 2003, we generated revenues of only $77,350, with the cost of revenue of $53,291 and total operating expenses of $360,893. Thus, we generated net losses during this year of ($345,316). As a new company, we are subject to all risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for information technology products and services, such as rapidly changing industry needs that may inhibit the acceptance of our services, over-production of certain technologies that may adversely effect our service price points, and non-acceptance of a particular technology, for which we may market services.

     The loss of the services of current management would have a material negative impact on our operations. We will be dependent on our current management for the foreseeable future. The loss of the services of any member of this management group could have a material adverse effect on our operations and prospects since we anticipate that much of our current and future business is a result of the contacts generated by current management. Although we have employment agreements with our president, chairman, and vice-chairman, there is no assurance that they would not leave the company. We have not obtained “key man” insurance policies on any member of management.

     We will be in competition with a number of other companies, most of which are better financed than are we. The market for information technology services is intensely competitive and highly fragmented, subject to rapid change and highly sensitive to new providers and marketing efforts by industry participants. Our competitors include large information technology consulting and service providers and application software firms such as Accenture, EDS and IBM Global Services; large Indian business process outsourcing firms such as HCL, Infosys, TCS and Wipro; smaller Indian business process outsourcing firms such as Cognizant and Sierra Atlantic; and major accounting firms such as Ernst & Young. There is also a high degree of competition among companies seeking to acquire interests in information technology service companies such as those we may target for acquisition. These include large information technology consulting companies and systems integrators such as Accenture, EDS and IBM Global Services. These competitors have longer operating histories and greater financial, technical, sales and marketing resources than do we. In addition, we also face competition from potential new entrants into the market who may develop innovative technologies or business models. Management cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressures will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.

     Changing laws in foreign jurisdictions could affect our ability to conduct business there by limiting the freedom to outsource services. On behalf of our clients, we are outsourcing or may outsource services to many foreign countries, such as India, Russia, and various Eastern European countries. We anticipate issues involving foreign exchange rates, the strength or weakness of the dollar, changes in tax rates, and the possibility of taxation of Internet services, all of which could adversely affect our current business or future business or ability to conduct business in foreign jurisdictions. We market our services worldwide and utilize venders and service providers in foreign countries. Social, political and economic conditions inherent in marketing within foreign countries, international operations, and international trade may change, including changes in the laws and policies that govern Internet and offshore financial operations. Such changes could have a material negative impact on our ability to conduct business in those countries.

Risks Related to Our Common Stock

     Investors in our common stock could experience substantial dilution upon exercise of our outstanding options. We currently have outstanding performance based options to purchase 3,787,500 shares of our common stock, of which 794,792 were vested at March 23, 2004, and the balance of which will vest, assuming certain performance benchmarks are met, if at all. These options are held by our directors, management, financial consultants and employees. Exercise of all of these options would result in the issuance of common stock in the amount of over 94% of the number of shares currently outstanding.

     If no market develops for our securities, investors may be unable to sell their shares. This is our initial public offering. The selling shareholders will sell at a price of $0.75 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop. Until a market for our common stock develops, if any sales are consummated at a price different than $0.75 per share, we will report such sale on a prospectus supplement if the sale price is within 20% of this price, or in a post-effective amendment if the sale price is more than 20% of this price. Once a market develops, we will file a post-effective amendment to revise the cover page of this prospectus and the plan of distribution herein to reflect current market prices.

     Our shares will be designated as Penny Stock. Our shares will be designated as “penny stock” and thus may be more illiquid, if a market for the stock is established in the future. The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Securities Exchange Act of 1934) which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our securities will be subject to the penny stock rules, investors in the shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of purchasers in this offering to sell their stock in any secondary market.

     Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders. Under our articles of incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this prospectus, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

     We have not paid, and do not intend to pay, dividends and therefore, unless our common stock appreciates in value, our investors may not benefit from holding our common stock. We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the price paid for the stock by these investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under the “Prospectus Summary,” “Risk Factors,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend,” “expects,” “plan,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

     We are registering 3,305,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder’s shares.

DETERMINATION OF OFFERING PRICE

     There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

     We are registering 3,305,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder’s shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of the stock compared to the net tangible book value per share immediately after the purchase.

SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale of 3,305,000 shares of our common stock by the selling stockholders identified below. Except as noted below, none of the selling stockholders is, or has been during the last three years, affiliates of ours. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:

			Shares Beneficially
	Number of Shares	Number of Shares	Owned after
Name	Owned	Offered	Offering(1)
47th Place Carpet & Linoleum, Inc.	35,000	35,000	-0-
E.G. Abbadessa	2,500	2,500	-0-
Chris Allen	5,000	5,000	-0-
Charles Anderson	5,000	5,000	-0-
Peter Anderson & Danielle Anderson	24,667	24,667	-0-
Stephen M. Anderson	100,000	100,000	-0-
Baldwin Investments Ltd	80,000	80,000	-0-
Craig Becker	2,500	2,500	-0-
Linda Belanger	26,800	26,800	-0-
Mike Borsetti	100,000	100,000	-0-
Eric Bronk(2)	140,000	140,000	-0-
Richard Brown	50,000	50,000	-0-
Richard & Linda Burnstein	5,000	5,000	-0-
Bing I. Bush, Jr.	2,500	2,500	-0-

			Shares Beneficially
	Number of Shares	Number of Shares	Owned after
Name	Owned	Offered	Offering(1)
David Caplan	20,000	20,000	-0-
Lynn Carlson(3)	20,000	20,000	-0-
Sangeet & Parvine Chowfla	2,500	2,500	-0-
Choy Tust, Kenneth Choy, Trustee	30,000	30,000	-0-
Michael J. Christiansen, Inc.	38,500	38,500	-0-
David W. Claflin	2,500	2,500	-0-
Steve Claflin(4)	90,000	90,000	-0-
Jason Daggett(5)	200,000	200,000	-0-
Luan Dang	100,000	100,000	-0-
Gary L. Davidson	5,000	5,000	-0-
Christopher M. Davis	5,000	5,000	-0-
Dunn Living Trust	2,500	2,500	-0-
E.com Advantage, Inc.	10,000	10,000	-0-
Tymberlee Ekis	40,000	40,000	-0-
Graham P. Espley-Jones	5,000	5,000	-0-
John Falzon	25,000	25,000	-0-
Deborah Finch	6,667	6,667	-0-
Fleming Securities	80,000	80,000	-0-
Tracy Friden	5,000	5,000	-0-
Greg Garrison & Megan Richmond	10,000	10,000	-0-
Greg Gilbert	2,500	2,500	-0-
Joe Glenn	50,000	50,000	-0-
Fidel Guzman	5,000	5,000	-0-
Channing Hamlet	5,000	5,000	-0-
James R. Henderson	38,333	38,333	-0-
Nancy Do Hoang	40,000	40,000	-0-
Wanda Hudson	15,000	15,000	-0-
Allan A. Kennedy	5,000	5,000	-0-
Sam Kermanian	2,500	2,500	-0-
Matt Kerper	10,000	10,000	-0-
Knitowski Children’s Trust	70,000	70,000	-0-
			225,000
The Knitowski Family Trust(6)	391,667	166,667	5.61%
Edwin & Mary Ann Knitowski	25,000	25,000	-0-
Jackie Lee	25,000	25,000	-0-
Legend Advisory Corporation	5,000	5,000	-0-
James Liu & Winnie Wong	25,000	25,000	-0-
Walter J. Machok & Karen H. Machok	33,333	33,333	-0-
Tarlochan S. Matharu	5,000	5,000	-0-
Scott McCall	6,668	6,668	-0-
Mezzanine Fund Management Ltd., now known as Rigel Funds Management, Ltd.(2)	40,000	40,000	-0-
MCB Trust	40,000	40,000	0
Kirk & Cathy Miller	5,000	5,000	-0-
			225,000
Robert F. Mitro Living Trust(7)	391,666	166,666	5.61%
Velia Mitro	10,667	10,667	-0-
Richard N. Mitten	5,000	5,000	-0-
James E. Morriss	50,000	50,000	-0-
Manjeet Mudan	2,500	2,500	-0-
Manjeet Singh Mudan	40,000	40,000	-0-

			Shares Beneficially
	Number of Shares	Number of Shares	Owned after
Name	Owned	Offered	Offering(1)
Sukhbir Singh Mudan(8)	251,032	1,032	225,000
			6.23%
Tejinder Kaur Mudan	2,500	2,500	-0-
Cuong Ngo	40,000	40,000	-0-
Minhn & Thanh P. Nguyen	100,000	100,000	-0-
Blaine Ott	20,000	20,000	-0-
Lynn Ott	5,000	5,000	-0-
Oxenburgh Trust	5,000	5,000	-0-
Stanford E. Pennington, Jr.	10,000	10,000	-0-
Matthew Portoni	35,000	35,000	-0-
Alexander Ramia	2,500	2,500	-0-
Avtar Singh Ranshi(9)	105,000	100,000	5,000
The Dear Heart Family Trust	5,000	5,000	-0-
Holly Rae Rund	5,000	5,000	-0-
Seth J. Schubert	5,000	5,000	-0-
Julia K. Sevier	5,000	5,000	-0-
Shan Family Trust	25,000	25,000	-0-
Sheikh Family Trust	20,000	20,000	-0-
Michael A. Shields	5,000	5,000	-0-
Matthew M. Simi	33,333	33,333	-0-
Betsy R. Singley	5,000	5,000	-0-
Steele Family Revocable Living Trust	25,000	25,000	-0-
Stella Steen & William Steen	32,000	32,000	-0-
Carl Suter(10)	75,000	75,000	-0-
Damon Suter	20,000	20,000	-0-
Ralph W. Thomas	5,000	5,000	-0-
Richard J. Tierney II	30,000	30,000	-0-
Naomi Tomita	25,000	25,000	-0-
Ronald N. Vance(11)	100,000	100,000	-0-
Verde Investments Ltd.	50,000	50,000	-0-
Amer Vohora	2,500	2,500	-0-
Philip Wade & Kristin Wade	26,667	26,667	-0-
Douglas L. Wadkins & Susan E. Monahan	100,000	100,000	-0-
Wherle & Anderson Money Purchase Pension Plan	33,333	33,333	-0-
Nicholas Williams & Deborah Williams	70,000	70,000	-0-
Jack H. Willingham	25,000	25,000	-0-
Todd Wilson	6,667	6,667	-0-
Gene Witkin	20,000	20,000	-0-
John Wolfe	8,000	8,000	-0-
Billy Yotty	50,000	50,000	-0-
Totals	4,010,000	3,305,000	705,000

(1)	Assumes all of the shares offered are sold. This column also includes the percent ownership of the party after the offering, if the percentage is more than 1%.

(2)	Mr. Bronk was a founder of our company. He was a director from the organization of the company on March 23, 2000, until December 19, 2002. He served as president from March 23, 2000, until August 1, 2002, and he served as treasurer from March 23, 2000, until December 19, 2002. Mr. Bronk is the sole managing member of Cygni Capital LLC, an entity which subleases office space to us on a month-to-month basis for $500 per month and provides office services to us for $2,000 per month pursuant to a Management Services Agreement for office services which is terminable upon 30 days’ notice by either party. Cygni Capital also provides business and financial consultant services to us for $5,000 per month in an oral arrangement which is terminable at any time by either party. Mr. Bronk is also an officer and a director of Mezzanine Fund Management Ltd., now known as Rigel Funds Management, Ltd., one of our shareholders.

(3)	Ms. Carlson served as a vice-president from March 23, 2000, until December 15, 2002. She served as secretary from March 23, 2000, to August 14, 2003. She has served as assistant secretary since October 28, 2003.

(4)	Mr. Claflin served as vice-president from December 19, 2002, until June 20, 2003.

(5)	Mr. Daggett has been a director since January 6, 2003. He also served as treasurer from December 19, 2002, until May 16, 2003. He has chaired our audit and compensation committees since August 14, 2003. Mr. Daggett is also a member of Cygni Capital LLC, an entity which provides office space, office services, and consulting services to us.

(6)	These shares are beneficially owned indirectly by Alan S. Knitowski. Mr. Knitowski has been a director since April 29, 2003. He has served as chairman since June 11, 2003.

(7)	These shares are beneficially owned indirectly by Robert F. Mitro. Mr. Mitro has been a director since April 29, 2003. He has served as vice-chairman since June 11, 2003.

(8)	Mr. Mudan has been a director since August 1, 2002. He has served as president since August 1, 2002, and as treasurer since June 11, 2003.

(9)	Dr. Ranshi has served as a director since April 29, 2003. He has also served on our audit and compensation committees since August 14, 2003.

(10)	Mr. Suter is a member of Cygni Capital LLC, an entity which provides office space, office services, and consulting services to us.

(11)	Mr. Vance has served as outside counsel since the company’s organization on March 23, 2000, and as secretary since August 14, 2003.

DESCRIPTION OF SECURITIES

     The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

     We were originally authorized to issue up to 1,000,000 shares of $.001 par value common stock. On July 10, 2000, we amended our articles of incorporation to increase the number of authorized shares of common stock, and we are presently authorized to issue 100,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of our company’s common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. Notwithstanding this, Section 2115 of California corporate law would apply certain provisions of California corporate law to foreign corporations such as our company. In particular Section 708 of California corporate law which mandates that shareholders have the right of cumulative voting at the election of directors would apply to our company. This means that a shareholder entitled to vote at any election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are normally entitled, or may distribute his votes on the same principle among as many candidates as he thinks fit.

     There are additional material rights of our shareholders which are affected by virtue of our company been a “pseudo-California” corporation under Section 2115. Under Section 305 of California corporate law if a vacancy in our board of directors is filled by the remaining directors and the directors appointed by the board constitute a majority, any shareholders owning an aggregate of 5% or more of the outstanding shares have the right to call a special meeting of shareholders to elect the entire board. Under Section 506 of California corporate law shareholders receiving any prohibited distribution for dividends, liquidation, redemption of shares, or similar transaction, with knowledge of facts indicating the impropriety thereof is liable to the corporation for the benefit of all of the creditors or shareholders entitled to institute action for the amount so received by the shareholder. Section 710 of California corporate law also limits the ability of a corporation to provide for super-voting shares by requiring approval of super-voting provisions by at least as large a portion of the outstanding shares as is required pursuant to the super-voting provisions and renewal of the provisions by the same portion every two years. Under Section 1300 of California corporate law shareholders shall have the right to vote, and shall have dissenters rights, in any transaction resulting in a change of control or in an acquisition of all or substantially all of the assets of another corporation. Under Section 1600 any shareholder or shareholders owning at least 5% of the outstanding shares may inspect and copy the record of shareholders’ names and addresses or may obtain a shareholders’ list from the transfer agent. Section 1601 also permits any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board and committees, provided that the inspection is for a purpose reasonably related to the shareholder’s interests as a shareholder.

PLAN OF DISTRIBUTION

     This prospectus covers 3,305,000 shares of our common stock. All of the shares offered are being sold by the selling stockholder. We will not realize any proceeds from the sale of the shares by the selling stockholder. This is our initial public offering. The selling shareholders will sell at a price of $0.75 per share until our shares are quoted on the Pink Sheets or the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution;

•	in privately negotiated transactions; and

•	in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any selling shareholder who is an affiliates of a broker-dealer may also be deemed an underwriter if the seller did not purchase the shares in the ordinary course of business or at the time of purchase of the securities to be resold, the seller had any agreements or understandings, directly or indirectly, with any person to distribute the securities. To our reasonable knowledge none of the selling shareholders in this Prospectus is either a broker-dealer or affiliated with a broker-dealer, except for Matthew M. Simi and Philip Wade, both of whom are employed by broker-dealers. Management reasonably believes that Mr. Simi and Mr. Wade, as well as all other selling shareholders, purchased their shares in the ordinary course of business and that no selling shareholder has any agreement or understanding, directly or indirectly, with any person to distribute their shares.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

•	such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement;

•	such time as all of the shares held by the selling stockholders may be sold to the public without registration or restriction pursuant to Rule 144(k) of the Securities Act, in the reasonable opinion of counsel to the selling stockholders; or

•	December 31, 2007.

PRIOR BLANK CHECK INVOLVEMENT

     Several of our shareholders and former executives have had prior experience with blank check companies, which are development stage companies that have no specific business plan or purpose or have indicated that their business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. Set forth below is certain information about these blank check companies and the involvement of these persons.

•	Alnilam Corp. This Nevada corporation was organized in 2000 and has not yet commenced any business operations. Mr. Daggett, one of our directors, has been the president, the sole director, and a shareholder of Alnilam since 2000, and Eric Bronk, a former officer and a current shareholder of our company, was the sole director of Alnilam from inception until May 2000. In addition, Carl Suter, one of our shareholders is a shareholder of this company. Alnilam has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

•	Cygni Investments, Inc. This Nevada corporation was organized in 1999 and has not yet commenced any business operations. Mr. Suter has been the president and sole director of Cygni since 1999. Mr. Daggett and Mr. Bronk are shareholders of this company. Cygni has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

•	Mezzanine Investment Corporation. This Nevada corporation was organized in 1999 and has not yet commenced any business operations. Mr. Bronk has been the president and sole director of this entity since 1999. Mr. Daggett and Mr. Suter are shareholders of this company. Mezzanine has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

•	Whitelight Technologies, Inc. This Nevada corporation was organized in 2000 and has not yet commenced any business operations. Mr. Bronk has been the president and sole director of this entity since 2000. Mr. Suter is a shareholder of this company. Whitelight has not conducted an initial public offering and has not been involved in any merger or acquisition transaction.

LEGAL MATTERS

     The validity of the shares offered under this prospectus is being passed upon for us by Ronald N. Vance, P.C., Attorney at Law, 57 West 200 South, Suite 310, Salt Lake City, Utah 84101. Mr. Vance owns 100,000 shares of our common stock, all of which are included in this offering.

EXPERTS

     The financial statements of our company for the year ended December 31, 2002 included in this prospectus have been audited by Chisholm, Bierwolf & Nilson, LLC, Bountiful, Utah, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing. The financial statements of our company for the year ended December 31, 2003 included in this prospectus have been audited by Haskell & White LLP, Irvine, California, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     The following documents filed by us with the SEC are incorporated herein by reference:

•	Our annual report on Form 10-KSB for the year ended December 31, 2003, as filed with the SEC on March 30, 2004.

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the date of our latest annual report on Form 10-KSB.

     Upon request, we will provide you, at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus. Requests may be made by telephone or by writing to: Caneum, Inc., 170 Newport Center Drive, Suite 220, Newport Beach, CA 92660, Attention Sukhbir Singh Mudan, President; telephone (949) 273-4000.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CANEUM, INC.
[A Nevada Corporation]

3,305,000 Shares

Common Stock

PROSPECTUS

CANEUM, INC.

170 Newport Center Drive
Suite 220
Newport Beach, CA 92660

Telephone (949) 273-4000

April 28, 2004